Exhibit 10.28

April 27, 2016

Engagement Letter

Dear Mr. Xiaoliang Xue:

This letter will confirm our understanding concerning your service as the Chief Technical Officer (the “CTO”) of Hebron Technology Co., Ltd. (the “Company”). This letter supersedes all prior written and oral discussion and agreements between the parties hereto with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

1.          TERM. We agree that you have served the Company since the commencement of January 1, 2015. The initial term of the engagement commenced on January 1, 2015 and will continue until December 31, 2016. Upon expiration of the initial term, the engagement shall be automatically extended for successive one-year terms unless either you or the Company gives the other party hereto a one-month prior written notice to not renew the engagement prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this letter.

2.          TITLE AND PRIMARY SERVICES. You have agreed to serve as a CTO of the Company, and your duties will include all jobs assigned by the board of directors of the Company (the “Board”). You shall devote all of your working time, attention and skills to the performance of your duties at the Company and its subsidiaries, and shall faithfully and diligently serve the Company and its subsidiaries in accordance with this letter and the guidelines, policies and procedures of the Company approved from time to time by the Board.

3.          COMPENSATION . In consideration of your services as theCTO of the Company and Xibolun Equipment, the Company authorizes Wenzhou Xibolun Fluid Equipment Co., Ltd. (“Xibolun Equipment”), one of its Chinese subsidiaries, to pay you a wage of RMB 10,000 in cash per month. And you pay your personal income tax in China. You are not entitled to any additional payment from the Company and its subsidiaries unless in the agreement for the additional payment it acknowledges this Engagement letter and explicitly indicates the additional compensation will be in addition to the RMB 10,000 wage mentioned above.

4.          SOCIAL INSURANCE AND BENEFITS. The Company authorizes Xibolun Equipment to pay social insurance fee on behalf of you in China, with the individual payment portion being deducted from your wage. Upon the termination of this engagement, Xibolun Equipment shall perform relevant social insurance procedure for you. Any other benefits shall be based on relevant policies and regulations by the Chinese national and local government.

5.          EXPENSES . The Company will pay or reimburse you for all authorized and approved out-of-pocket expenses actually incurred in the course of your performance of services pursuant to this letter in a manner consistent with the Company’s policies. Such expenses shall be approved in advance and it will be reimbursed by Xibolun Equipment.

6.          INDEMNITY. The Company will indemnify you against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which you are party or are threatened to be made a party by reason of your acting as our CTO. To be entitled to indemnification, you must have acted honestly and in good faith with a view to the best interest of the Company and, in the case of criminal proceedings, you must have had no reasonable cause to believe your conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit your liability under United States federal securities laws.

7.          REGULATORY AND LEGAL COMPLIANCE. The Company does not anticipate that you will perform any services for the Company which will require reporting, registration, licensing or other compliance activities under any federal, state or municipal laws and regulations relating to lobbying, contact with government officials or similar matters. However, should any such regulatory compliance be required, you shall be solely responsible for complying at your expense with such regulatory requirements as may be applicable to you personally and the Company shall be solely responsible for complying at its expense with such regulatory requirements as may be applicable to the Company. You and the Company shall each provide the other with such information as either may request in order to prepare any reports or other documents required for any such regulatory compliance.

8.          REPRESENTATIONS. You warrant and represent to the Company that (a) you are not prohibited by any law or regulation or by the terms of any contract or agreement from performing services for the Company as contemplated by this letter, and (b) as of the date hereof, you are not aware of any situation that would pose a conflict of interest with respect to your performance of services for the Company as contemplated hereby. You agree to promptly inform the Company of any situations that may pose a conflict of interest which may hereafter come to your attention.

9.          CONFIDENTIALITY. During your tenure in the Company, you shall not directly or indirectly use or disclose any Confidential Information (as defined below) or Trade Secrets (as defined below) of the Company or the Company’s affiliates except in the interest and for the benefit of the Company. After the end, for whatever reason, of your tenure as the CTO, you shall not directly or indirectly use or disclose any Trade Secrets of the Company or the Company’s affiliates. Similarly, you shall not directly or indirectly use or disclose any Confidential Information following your tenure as the CTO. For purposes hereof, the term “Confidential Information” means all non-Trade Secrets or proprietary information of the Company or the Company’s affiliates which has value to the Company or the Company’s affiliates and which is not known to the public or the Company’s competitors, generally. Confidential Information includes but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies and plans, pricing strategies, information relating to sources of materials and production costs, product samples, technical information and know-how, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential. For purposes hereof, “Trade Secrets” has the meaning set forth under applicable law.

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10.          RETURN OF RECORDS. Upon the end, for whatever reason, of your tenure as the CTO or upon request by the Company at any time, you shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company, and any copies of such materials and destroy any such documents, records or materials maintained on you own computer equipment.

11.          ASSIGNABILITY. All services to be provided hereunder shall be performed by you personally and you shall not assign, subcontract, delegate or otherwise transfer this letter or the performance of services hereunder without the prior written consent of the Company.

12.          GOVERNING LAW . This letter shall be governed by and construed in accordance with the laws of the British Virgin Islands without regard to the principles of choice or conflicts of law thereof.

13.          SEVERABILITY. The invalidity, illegality or enforceability of any provision of this letter shall not affect the other provisions hereof, which shall remain in full force and effect.

If you are in agreement with the above, kindly so indicate by signing and dating the enclosed copy of this letter in the space provided below and returning it to the Company.

[Signature page follows]

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Very truly yours,

/s/ Anyuan Sun
Anyuan Sun
Chief Executive Officer
Hebron Technology Co., Ltd.

Acknowledged and agreed to this

27th day of April, 2016.

/s/ Xiaoliang Xue
Xiaoliang Xue

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